Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-263106 on Form S-3 of Cactus, Inc. of our report dated November 8, 2022, relating to the financial statements of Highridge Resources, Inc. included in this Current Report on Form 8-K dated January 10, 2023.

/s/ Deloitte & Touche LLP

Houston, Texas

January 10, 2023